Exhibit (p9)

Glenhill Capital Advisors, LLC

Confidential

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APPENDIX B

CODE OF ETHICS

A.	INTRODUCTION

This Code of Ethics (“Code”) is intended to address requirements under (i) Section 204A of the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 204A-1 thereunder, and (ii) Section 17(j) of the Investment Company Act of 1940 (the “Investment Company Act”) and Rule 17j-1 thereunder.

High ethical standards are essential for the success of Glenhill and to maintain the confidence of its Advisory Clients. Glenhill is of the view that the long-term business interests are best served by adherence to the principle that the Advisory Clients’ interests come first. Glenhill has a fiduciary duty to the Advisory Clients it manages, which requires individuals associated with Glenhill to act solely for the benefit of the Advisory Clients. Potential conflicts of interest may arise in connection with the personal trading activities of individuals associated with investment adviser firms. In recognition of Glenhill’s fiduciary obligations to the Advisory Clients and Glenhill’s desire to maintain its high ethical standards, Glenhill has adopted this Code containing provisions designed to seek to: (i) prevent improper personal trading by Access Persons; (ii) prevent improper use of material, non-public information about securities recommendations made by Glenhill or securities holdings of the Advisory Clients; (iii) identify conflicts of interest; and (iv) provide a means to resolve any actual or potential conflict in favor of the Advisory Clients. In addition, it should be noted that the Code requires all Employees of Glenhill to comply with applicable Federal Securities Laws. If there are any questions as to what Federal Securities Laws are applicable to Glenhill, please see the Chief Compliance Officer. Failure to adhere to Federal Securities Laws, state securities laws and other applicable regulations could expose an Employee to sanctions imposed by Glenhill, the SEC or law enforcement officials. These sanctions may include, among others, disgorgement of profits, suspension/termination of employment or criminal and civil penalties.

Under Rule 204A-1 of the Advisers Act and Rule 17j-1 of the Investment Company Act, an “Access Person” is generally any partner, officer or director of Glenhill and any Employee or other supervised person of Glenhill who: (i) has access to non-public information regarding any purchase or sale of securities, or non-public information regarding the holdings of any Advisory Client; or (ii) is involved in making securities recommendations to Advisory Clients, executing securities recommendations or has access to such recommendations that are non-public. Glenhill’s policy is that every Employee of Glenhill is deemed to be an “Access Person.”

Glenhill’s goal is to allow its Employees to engage in certain personal securities transactions while protecting the Advisory Clients, Glenhill and its Employees. It should be noted that Employees are required to obtain pre-clearance prior to engaging in any and all transactions relating to Reportable Securities. By implementing this restriction while allowing personal trading, Glenhill believes that its Advisory Clients, Glenhill and its Employees are preventing the appearance of actual or potential conflicts of interests. While it is impossible to define all situations that might pose such a risk, this Code is designed to address those circumstances where such risks are likely to arise.

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Adherence to the Code and the related restrictions on personal investing is considered a basic condition of employment for all Employees of Glenhill. If there is any doubt as to the propriety of any activity, Employees should consult with the Chief Compliance Officer, who may consult with and rely upon the advice of Glenhill’s outside legal counsel, or his designee, who is charged with the administration of this Code, has general compliance responsibility for Glenhill, and may offer guidance on securities laws and acceptable practices, as the same may change from time to time. The Chief Compliance Officer may rely upon the advice of outside legal counsel.

As part of the procedures adopted to maintain compliance with Rule 204A-1(a)(5) of the Advisers Act and Rule 17j-1 under the Investment Company Act, all Employees will be required to acknowledge, in writing, following their initial hire date and on at least an annual basis thereafter, that they have read and understand this Code by providing the Chief Compliance Officer with an executed form of the acknowledgment contained in ComplianceELF. Such acknowledgement form is also contained in Appendix A to this Manual.

Glenhill’s Employees may not, in connection with the purchase or sale, directly or indirectly, of a Reportable Security held or to be acquired by Glenhill:

(1)	Employ any device, scheme or artifice to defraud Glenhill or an Advisory Client;

(2)	Make any untrue statement of a material fact to Glenhill or an Advisory Client, or omit to state to Glenhill or an Advisory Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(3)	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon Glenhill or an Advisory Client; or

(4)	Engage in any manipulative practice with respect to Glenhill or an Advisory Client .

RESTRICTIONS ON INSIDER TRADING

Policy Statement on Insider Trading. Glenhill forbids any Employee from trading, either personally or on behalf of others, including the Advisory Clients, on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” Glenhill’s policy applies to every Employee and extends to activities within and outside their duties at Glenhill’s principal office. Every Employee must read and retain this policy statement.

The term “insider trading” is not defined in federal securities statutes, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”), or to communicate material non-public information to others in breach of a duty. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

trading by an insider, while in possession of material non-public information;

trading by a temporary insider, while in possession of material non-public information; or

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trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in breach of a duty to keep it confidential, or the information was misappropriated.

Elements of Insider Trading. The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, any Employee has any questions they should consult the Chief Compliance Officer.

Who is an Insider?

The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Glenhill may become a temporary insider of a company it advises or for which it performs other services. Before a person will be considered a temporary insider, a company must expect the person to keep the disclosed non-public information confidential and the relationship must at least imply such a duty.

What is Material Information?

Trading on insider information is not a basis for liability unless the information is material. “Material information” generally is defined as (i) information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, (ii) information that, if publicly disclosed, is reasonably certain to have a substantial effect on the price of a company’s securities, or (iii) information that could cause insiders to change their trading patterns.

Information that Employees should consider material includes, but is not limited to:

•	earnings estimates (or results);
•	changes in previously released earnings estimates;
•	significant merger or acquisition proposals or agreements;
•	the likelihood of a tender offer;
•	major litigation;
•	liquidity problems;
•	events regarding the issuer’s securities – e.g., defaults on senior securities, calls of securities for redemption, repurchase plans, stock splits or changes in dividends or dividend policies, changes to the rights of security holders, public or private sales of additional securities;
•	significant new products, services or contracts; and
•	extraordinary management developments.

What is Non-Public Information?

Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal or other publications of general circulation would be considered public. In addition, if information is being disseminated to traders generally by brokers or institutional analysts, such information would be considered public unless there is a reasonable basis to believe that such information came from a corporate insider or is otherwise confidential.

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Basis for Liability

(a)	Classical Theory

The Supreme Court has found that there is no general duty to refrain from trading on material non-public information, but that such a duty arises from an insider’s fiduciary obligation to the company’s shareholders. Chiarella v. U.S., 445 U.S. 22 (1980). That is, the shareholders have a right to expect that the insider will disclose any material non-public information or refrain from trading. Further, even non-insiders can acquire the fiduciary duties of insiders to disclose or abstain from trading on material non-public information if the non-insiders enter into a confidential relationship with the company through which they gain information (e.g., attorneys, accountants, consultants).

(b)	Tipper/Tippee Theory

In Dirks v. SEC, 463 U.S. 646 (1983), the Supreme Court extended insider trader liability to those who “tip” inside information in breach of their fiduciary duty, and in so doing receive a “direct or indirect personal benefit from the disclosure, such as a pecuniary gain or reputational benefit that will translate into future earnings.” Dirks also stated that non-insiders can acquire a duty to a company’s shareholders as “tippees” if they know, or should know, that they have been given confidential information disclosed by an insider who has violated his or her fiduciary duty to the company’s shareholders.

A violation of law occurs only if the insider personally benefits, directly or indirectly, from the disclosure. While what constitutes a “personal benefit” was thought to include a gift, a reputational benefit that will translate into future earnings, or even evidence of a relationship that suggests a quid pro quo, recent case law has added some ambiguity to the “personal benefit” definition. In United States v. Newman, 773 F.3d 438 (2nd Cir. 2014), the Court of Appeals for the Second Circuit held that a tippee only has knowledge of a tipper’s breach of fiduciary duty if the tippee knows that the tipper disclosed confidential information in exchange for a personal benefit. Further, under Newman, “personal benefit” cannot be inferred from the mere presence of a friendship between a tipper and the tippee, but has to be established through “proof of a meaningfully close relationship that generates an exchange that is objective, consequential, and that represents at least a potential gain of a pecuniary or similarly valuable nature.” It is notable that in January 2016, the Supreme Court agreed to hear an insider trading appeal (United States v. Salman) where the core issue in that case is whether disclosure among close family members is sufficient to satisfy the “personal benefit” standard. The Court’s decision may affect the scope of tippee liability.

(c)	Misappropriation Theory

Another basis for insider trading liability is the “misappropriation” theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from any other person. Thus, the issue under the “misappropriation” theory is whether the trader breached a duty of confidentiality to the source of the information. Further, “tippee” liability may also apply under the “misappropriation” theory. It should be noted that the misappropriation theory could be used to reach a variety of individuals not previously thought to be encompassed under the classical theory.

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Penalties for Insider Trading. Any violation of this policy statement can be expected to result in serious sanctions by Glenhill, including dismissal of the persons involved. Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions;
•	disgorgement of profits;
•	up to 20 years imprisonment;
•	fines for the person who committed the violation of up to $5 million (for a criminal violation) or up to three times the profit gain or loss avoided, whether or not the person actually benefited (for a civil violation); and
•	fines for the employer or other controlling person of up to $25 million (for a criminal violation) or the greater of $1,000,000 (as adjusted for inflation) or three times the amount of the profit gained or loss avoided (for a civil violation).

Procedures to Implement Glenhill’s Policy Against Insider Trading. The following procedures have been established to aid Employees in avoiding insider trading, and to aid Glenhill in preventing, detecting and imposing sanctions against insider trading. Every Employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the Chief Compliance Officer.

Identifying Insider Information

Before engaging in personal trading and trading for Advisory Clients in the securities of a company about which you may have potential inside information, the following questions should be asked:

☐	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed? Is this information which could cause investors to change their trading habits?

☐	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, the Wall Street Journal or other publications of general circulation?

☐	If, after consideration of (i) and (ii) above, there is a possibility that the information could be material and non-public, or if there are questions as to whether the information is material and non-public, the following steps should be taken:

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•	The matter should be reported immediately to the Chief Compliance Officer.

•	The securities should not be purchased personally or on behalf of an Advisory Client.

•	The information should not be communicated inside or outside Glenhill, other than to the Chief Compliance Officer.

•	After the Chief Compliance Officer has reviewed the issue or consulted with counsel (as appropriate), the prohibitions against trading and communication will be continued, or trading and communication of the information will be permitted.

(b)	Monitoring of Personal Securities Trading. As noted above in Glenhill’s Code of Ethics, all Access Persons are subject to strict reporting and pre-clearance requirements with respect to personal securities transactions.

(c)	Restricting Access to Material Non-Public Information. If an Employee is in possession of information that he or she, or the Chief Compliance Officer, has identified as material and non-public such information may not be communicated to anyone, including persons within Glenhill, except as provided in the Insider Trading Policies and Procedures. Glenhill is establishing this policy to help avoid conflicts, appearances of impropriety, and the misuse of confidential, proprietary information. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.

(d)	Resolving Issues Concerning Insider Trading. If after consideration of the items set forth in the Insider Trading Policies and Procedures, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Chief Compliance Officer before trading or communicating the information to anyone.

SCOPE OF PERSONAL INVESTING AND REPORTING REQUIREMENTS

Personal Accounts of Access Persons. This Code applies to all Personal Accounts of all Access Persons where Reportable Securities (as defined herein) are held and includes any account in which an Access Person has any direct or indirect beneficial ownership. A Personal Account also includes an account maintained by or for:

Access Person’s spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

Any immediate family members sharing the Access Person’s household;

Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;

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Any trust or other arrangement which names the Access Person as a beneficiary; and

Any partnership, corporation, or other entity of which the Access Person is a director, officer or general partner or in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control.

Upon receipt of this Manual, each Access Person will be required to provide a comprehensive list of all Personal Accounts to Glenhill’s Chief Compliance Officer.

Access Person as Trustee. A Personal Account does not include any account for which an Access Person serves as trustee of a trust for the benefit of (i) a person to whom the Access Person does not provide primary financial support, or (ii) an independent third party.

Personal Accounts of Other Access Persons. A Personal Account of an Access Person that is managed by another Access Person is considered to be a Personal Account only of the Access Person who has a Beneficial Ownership in the Personal Account. The account is considered to be a client account with respect to the Access Person managing the Personal Account.

Solicitors/Consultants. Non-Employee solicitors or consultants are not subject to this Code unless the Solicitor/consultant, as part of his or her duties on behalf of Glenhill, (i) makes or participates in the making of investment recommendations for the Advisory Clients, or (ii) obtains information on recommended investments for the Advisory Clients.

Client Accounts. A client account includes any account managed by Glenhill which is not a Personal Account.

RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

General. It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be effected only in accordance with the provisions of this Code.

Screening Lists: Each Access Person is generally prohibited from trading in the securities of issuers that are included on the Screening Lists without approval from the Chief Compliance Officer. Issuers on the Screening Lists include: (i) the issuers of securities that the Advisory Clients have held or were the subject of Glenhill research activity in the past 5 trading days and the issuers of securities that the Advisory Clients currently hold, (ii) the issuers of securities which Glenhill has considered for investment by an Advisory Client in the past 5 trading days as well as (iii) the issuers of securities that Glenhill has come into contact with material non-public information. It should be noted that the Chief Compliance Officer and the Portfolio Manager have the discretion to add any other issuers to the Screening Lists as they deem appropriate. Access Persons may not engage in “front run” trading ahead of Advisory Clients. As such, all Access Persons are prohibited from buying or selling in their Personal Accounts the securities of issuers on the Screening Lists until Glenhill has made all relevant purchases or sales in each Advisory Client account (as applicable). Furthermore, generally no Access Person shall purchase or sell a security in which an Advisory Client has made the same transaction within the prior 5 trading days and in no event will any Access Person be permitted to hold an opposing position to that of any Advisory Client. The Screening Lists will generally be available online through ComplianceELF. In the event that an Access Person owns a security prior to the issuer of such security being added to the Screening Lists (for reasons other than the receipt of material non-public information), the Access Person is not allowed to add to the position, however he or she may close out or cover such securities as long as the Advisory Clients have not traded in such securities or plan to trade in such securities within 5 trading days and all other personal trading requirements have been met. To the extent that an Access Person owns a security of an issuer prior to that issuer being added to the Screening Lists because Glenhill has come into contact with material non-public information regarding such security, the Access Person may not conduct transactions in such security until the issuer is no longer on the Screening Lists.

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Pre-clearance of Transactions in Personal Account: All Access Persons must obtain the prior written approval of the Chief Compliance Officer before engaging in transactions relating to Reportable Securities, including IPOs, private placements, and transactions in the securities of issuers on Glenhill’s Screening Lists, in his or her Personal Account.

A request for pre-clearance must be made by submitting a completed Pre-Clearance Form to the Chief Compliance Officer in advance of the contemplated transaction utilizing ComplianceELF. A Sample Pre-Clearance Form is attached as Form 1. The Chief Compliance Officer will consult with the Portfolio Manager and/or other Access Persons in deciding whether to approve the pre-clearance request. When submitting pre-clearance requests, all Access Persons are required to disclose any information that may be relevant to a pre-clearance analysis. All approved trades must be executed no later than 5:00 PM EST on the business day immediately following the date preclearance is granted with respect to transactions in publicly-offered securities and 14 days with respect to transactions in privately-offered securities (i.e., hedge fund investments), subject to waiver by the Chief Compliance Officer in his sole discretion.

REPORTING REQUIREMENTS

All Access Persons are required to submit to the Chief Compliance Officer (subject to the applicable provisions of Section F below) the following reports:

List of Personal Accounts - Access Persons are required to provide the Chief Compliance Officer with a list of Personal Accounts when submitting their Initial Holdings Report. For each Personal Account, the Access Person must disclose the following information:

Brokerage account name (and each bank account used which is substantially the same as a brokerage account);

Account number; and

Name of each firm through which securities transactions are directed with respect to all accounts in which the Access Person may have Beneficial Ownership.

This information should be submitted to the Chief Compliance Officer utilizing ComplianceELF. A sample form is attached as Form 2 to this Appendix.

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Initial Holdings Reports - Access Persons are required to provide the Chief Compliance Officer with an Initial Holdings Report within 10 days of the date that such person became an Access Person (typically within 10 days of employment) that meets the following requirements:

Must disclose all of the Access Person’s current securities holdings with the following content for each Reportable Security (as defined below) in which the Access Person has any direct or indirect Beneficial Ownership:

•	title and type of reportable security;
•	ticker symbol or CUSIP number (as applicable);
•	number of shares;
•	principal amount of each reportable security.

Must disclose the name of any broker, dealer or bank with which the Access Person maintains a Personal Account in which any Reportable Securities are held for the direct or indirect benefit of the Access Person

Information contained in Initial Holding Reports must be current as of a date no more than 45 days prior to the date of submission.

The date upon which the report was submitted.

New Employees will receive an electronic request to perform this task via ComplianceELF. The details of the report may be substantially or completely populated by ComplianceELF, but it is each Access Person’s obligation to ensure that all filings are complete and accurate

A sample Initial Holdings Report has been provided as Form 2 to this Code.

Annual Holdings Reports - Subject to the applicable provisions of Section F below, Access Persons must also provide Annual Holdings Reports of all current Reportable Securities holdings at least once during each 12 month period (the “Annual Holdings Certification Date”). For purposes of this Code, the Annual Holdings Certification Date is December 31 of each year. From a content perspective, such Annual Holdings Reports must comply with the requirements of Initial Holdings Reports contained in (2) above. Access Persons should submit their Annual Holdings Reports utilizing ComplianceELF. The details of the report may be substantially or completely populated by ComplianceELF, but it is each Access Person’s obligation to ensure that all filings are complete and accurate. A sample Annual Holdings Report has been provided as Form 3 to this Code.

Quarterly Transaction Reports - Subject to the applicable provisions of Section F below, Access Persons must also provide Quarterly Transaction Reports for each transaction in a Reportable Security (as defined below) that the Access Person has any direct or indirect Beneficial Ownership. Such Quarterly Transaction Reports must meet the following requirements:

Content Requirements – Quarterly Transaction Report must include the following information about each transaction involving a Reportable Security:

•	date of transaction;

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•	title of Reportable Security;
•	ticker symbol or CUSIP number of Reportable Security (as applicable);
•	interest rate and maturity rate (if applicable);
•	number of shares (if applicable);
•	principal amount of Reportable Security (if applicable);
•	nature of transaction (i.e., purchase or sale);
•	price of Reportable Security at which the transaction was effected;
•	the name of broker, dealer or bank through which the transaction was effected; and
•	date upon which the Access Person submitted the report.

Timing Requirements – Subject to Section F below, Access Persons must submit a Quarterly Transaction Report utilizing ComplianceELF no later than 30 days after the end of each quarter. A sample Quarterly Transaction Report has been provided as Form 4 to this Code.

To simplify the quarterly transaction reporting requirement, Glenhill can receive electronic feeds of an Access Person’s security holdings and trading activity through ComplianceELF. However, for any Personal Accounts which are not automatically populated into ComplianceELF (i.e. certain limited offerings), Access Persons must ensure that such information is reported in their quarterly transaction information. In particular, each quarter, ComplianceELF will send each Access Person a reminder to complete and submit their quarterly transaction report. The details of the report may be substantially or completely populated by ComplianceELF, but it is each Access Person’s obligation to ensure that all filings are complete and accurate. In addition, Access Persons will be required to detail all required information pertaining to any transactions in limited offerings (i.e. hedge fund investments, private equity etc.). To the extent an Access Person has not transacted in any Reportable Securities and/or limited offering over the prior quarter, he or she will need to affirmatively represent that there have been no transactions in Reportable Securities and or limited offering (as relevant).

Definition of Reportable Security – For purposes of the reporting requirements, a Reportable Security is any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Investment Advisers Act1 or Section 2(a)(36) of the Investment Company Act2, EXCEPT that it does NOT include:

Direct obligations of the Government of the United States;

Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

Shares issued by money market funds;

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Shares issued by registered open-end funds (i.e. mutual funds) that are registered under the Company Act; provided that such funds are NOT registered funds managed by Glenhill or registered funds whose adviser or principal underwriter controls Glenhill, or is under common control with Glenhill (such funds, the “Reportable Funds”);

Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds; provided that such funds are NOT advised by Glenhill or an affiliate and such fund’s advisor or principal underwriter is not controlled or under common control with Glenhill.

A “Reportable Security” includes shares that are issued by registered open-end funds which include, but are not limited to, (i) exchange-traded funds and (ii) the Reportable Funds.

EXCEPTIONS FROM REPORTING REQUIREMENTS/ALTERNATIVE TO QUARTERLY TRANSACTION REPORTS

This Section F sets forth exceptions from the reporting requirements of Section E of this Code. All other requirements will continue to apply to any holding or transaction exempted from reporting pursuant to this Section F. Accordingly, the following transactions will be exempt only from the reporting requirements of Section E:

Excluded Accounts

No Initial Holdings Report, Annual Holdings Report or Quarterly Transaction Report is required to be filed by an Access Person with respect to securities held in any Personal Account over which the Access Person has (or had) no direct or indirect influence or control3 (each an “Excluded Account”). Upon initial hire, and annually thereafter, all Access Persons are required to notify the Chief Compliance Officer of the existence of any Excluded Accounts (attached to the Code as Form 6). For each such account, the Access Person is required to provide the name and contact information of the investment manager as well as make certain attestations regarding the account(s) (attached to the Code as Form 7). The investment manager for the Excluded Account must also make certain certifications regarding the account(s) (attached to the Code as Form 8). To the extent a new Excluded Account is opened during the year, the Access Person must immediately notify the Chief Compliance Officer. These forms will be completed through ELF;

3 The SEC Staff has provided guidance that this exception has a very narrow application.  That guidance specifically contemplates accounts where the access person is the grantor or beneficiary of a trust managed by a third-party trustee or has an account that is managed on a completely discretionary basis by a third party adviser. The SEC Staff did note in their guidance the ways for an adviser to get comfortable that such accounts are actually outside of the access person’s “influence or control.” Specifically, advisers seeking to rely on this exception must evaluate certain factors including the relationship between the access person and the trustee or third-party manager managing the account or trust, whether the access person can periodically complete specific certifications on its lack of influence or control over the trust or account, and whether the adviser requests reports on a sample basis to identify transactions that would otherwise be prohibited under the adviser’s code.  The SEC’s guidance is accessible at https://www.sec.gov/investment/im-guidance-2015-03.pdf.

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Quarterly Transaction Reports are not required to be submitted with respect to any transactions effected pursuant to an automatic investment plan, e.g., dividend reinvestment plans (although holdings need to be included on Initial and Annual Holdings Reports);

Quarterly Transaction Reports are not required to be submitted with respect to purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities (although holdings need to be included on Initial and Annual Holdings Reports);

Quarterly Transaction Reports are not required if the report would duplicate information contained in broker trade confirm or account statements (whether in hard copy or electronic) that an Access Person has already provided to the Chief Compliance Officer; provided, that such broker trade confirm or account statements are provided to the Chief Compliance Officer within 30 days of the end of the applicable calendar quarter. This paragraph has no effect on an Access Person’s responsibility related to the submission of Initial and Annual Holdings Reports.

Access Persons that would like to avail themselves of this exemption should:

(1)	Ensure that the content of such broker confirms or account statements meet the content required for Quarterly Transaction Review Reports set forth in Section E above;

(2)	Inform the Chief Compliance Officer that you would like to avail yourself of this reporting option and provide the Chief Compliance Officer with the following for each of your Personal Accounts:

•	name of institution;
•	address of institution;
•	name of contact at institution;
•	identification numbers for Personal Accounts held at institution; and
•	name of Personal Accounts held at institution.

(3)	The Access Person or the Chief Compliance Officer will then send the form of letter attached to the Code as Form 5 to the institution in question.

PROTECTION OF MATERIAL NON-PUBLIC INFORMATION ABOUT SECURITIES/ INVESTMENT RECOMMENDATIONS

In addition to other provisions of the Code and the Manual (including the Insider Trading Procedures herein), Employees should note that Glenhill has a duty to safeguard material, non-public information about securities/investment recommendations provided to (or made on behalf of) the Advisory Clients. As such, Employees generally should not share such information outside of Glenhill. Notwithstanding the foregoing, Employees and Glenhill may provide such information to persons or entities providing services to Glenhill or the Advisory Clients where such information is required to effectively provide the services in question. Examples of such persons or entities are:

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•	brokers;
•	accountants or accounting support service firms;
•	custodians;
•	transfer agents;
•	bankers; and
•	lawyers.

If there are any questions about the sharing of material, non-public information about securities/investment recommendations made by Glenhill, please see the Chief Compliance Officer, who may consult with and rely upon the advice of Glenhill’s outside legal counsel as needed.

In addition, Glenhill has implemented specific procedures in the event that Employees receive material non-public information pertaining to secondary offerings. To the extent an Access Person receives any such information, the Access Person should immediately notify the Chief Compliance Officer. Upon notification, the Chief Compliance Officer will respond to the receipt of such information on a case by case basis. The Chief Compliance Officer may (i) consult with outside legal counsel; (ii) place the issuer on Glenhill’s Screening Lists; and/or (iii) establish an information barrier with respect to communications between the applicable Access Person, the Chief Compliance Officer and the Portfolio Manager. If an information barrier is established, the applicable Access Person and the Chief Compliance Officer may not engage in issuer-specific communications nor share material, non-public information with the Portfolio Manager.

BENEFITS, GIFTS, AND ENTERTAINMENT

Glenhill is of the view that its Employees (and their family members) should not accept or provide (in the context of their business activities for Glenhill) excessive benefits or gifts. As such, all Employees are required to notify the Chief Compliance Officer if they receive or provide any benefit or gift that in the aggregate, such Employee reasonably believes has a value of $250 or more. To provide notification of a gift or benefit, an Employee should complete and submit the appropriate form on ComplianceELF. A sample notification form is contained in Appendix F to this Manual.

Under NO circumstances may an Employee accept or give cash or cash equivalents.

While it is impossible to define all situations which might pose such a risk, this Gift/Benefit/Entertainment Policy is designed to address those circumstances where such risks are likely to arise. Examples of gifts are as follows: tickets to sporting events, the theatre or comparable entertainment, plane tickets; merchandise; payment or reimbursement for lodging or meal expenses that are not related to a normal business event.

Furthermore, it should be noted that the payment of normal business meals or the provision of tickets to events (such as sporting events, concerts and golf events) where business matters are actually discussed (AND where such business or potential business counterparties are present) are NOT deemed to be gifts, but are subject to the benefit/gift/entertainment notification requirement if the amount of the Business Entertainment is believed to be (for any one instance) in excess of $500 or more. To provide notification of Business Entertainment, an Employee should complete and submit the appropriate form on ComplianceELF. A sample notification form is contained in Appendix F to this Manual.

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Glenhill Capital Advisors, LLC

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For Internal Use Only

ANTI-CORRUPTION POLICIES AND PROCEDURES

Under the Foreign Corrupt Practices Act (“FCPA”), Glenhill could face potentially serious civil and/or criminal penalties for offering, promising, paying, or authorizing, directly or indirectly, money, gifts, bribes, kickbacks, or anything of value to any foreign official, foreign political party or official or candidate for foreign political office in order to assist Glenhill in obtaining, retaining, or directing business, including investments in the Funds.  As a matter of policy, Glenhill strictly complies with the FCPA.  All Employees are expected to carefully read this policy and to contact the Chief Compliance Officer with any questions.

Under the FCPA, a “foreign official” includes any officer or employee of a foreign government or any department, agency or instrumentality thereof.  Importantly, all government employees are covered by this definition, as are employees of government-owned business entities and sovereign wealth funds. The FCPA does permit certain small “facilitating” or “expediting” payments to foreign officials to ensure that they perform routine, nondiscretionary governmental duties (e.g. obtaining permits, licenses, or other official documents; processing governmental papers, such as visas and work orders; providing police protection, mail pick-up and delivery; providing phone service, power and water supply, loading and unloading cargo, or protecting perishable products; and scheduling inspections associated with contract performance or transit of goods across country). The FCPA also permits payment or reimbursement of reasonable and bona fide expenses of a foreign official (e.g., travel and lodging expenses) relating to the promotion, demonstration or explanation of a product or service or to the execution or performance of a contract with a foreign government. However, it should be noted that these are narrowly defined exceptions and defenses and that employees should always ensure that any local laws are observed in the foreign jurisdiction.  The FCPA also prohibits payments to third parties, such as a placement agent, with knowledge that all or a portion of the payment will be passed on to a foreign official.  Actual knowledge is not required.

In order to minimize the chance that Glenhill could violate the FCPA or similar foreign laws, Employees must obtain the written approval of the Chief Compliance Officer prior to making any payment or giving any gift or other thing of value (including paying for entertainment or travel-related expenses), or offering to do the same, directly or indirectly, to any:

•	official of a foreign government;
•	employee of any government-controlled foreign business;
•	sovereign wealth fund, employee or representatives of a sovereign wealth fund, or third party associated with a sovereign wealth fund’s investment process or investment due diligence; or
•	foreign political party or official or candidate for foreign political office.

This policy applies without regard to the purpose or motivation behind the offering or giving of such payment, gift, or other thing of value.  The Chief Compliance Officer may consult with legal counsel or outside compliance consultants to determine if such payments, gifts or entertainment would implicate FCPA concerns (or other legal concerns).  As a general matter, the offering or giving of any such payments, gifts, or other things of value will not be permitted.  The Chief Compliance Officer will document any exceptions to this general policy.

In addition, to the extent Glenhill utilizes placement agents or other intermediaries to solicit Investors in foreign countries, the Chief Compliance Officer will review placement agent agreements for appropriate written representations, including, among other things, that the placement agent or other intermediary will act in accordance with U.S. and foreign laws, including the FCPA.  Glenhill also requires placement agents or other intermediaries that solicit investors in foreign countries to disclose to Glenhill any relationships with foreign government officials in the country in which it will operate.  The Chief Compliance Officer must expressly authorize the placement agents or intermediaries to solicit investments in foreign countries. Further, Glenhill requires that placement agents immediately notify the Chief Compliance Officer if they have reason to believe an employee of the placement agent has engaged in activities that violate the FCPA.  The Chief Compliance Officer may work with legal counsel or outside compliance consultants to determine the appropriate course of action if so notified.  Finally, on a periodic basis, the Chief Compliance Officer may require such placement agents or intermediaries to renew appropriate representations relating to compliance with the FCPA.

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Glenhill Capital Advisors, LLC

Confidential

For Internal Use Only

Glenhill reviews its policies and procedures with respect to the FCPA with Employees as part of its annual compliance training.

POLITICAL CONTRIBUTIONS REPORTING AND PRE-CLEARANCE REQUIREMENTS

Glenhill’s resources, financial or otherwise, may not be used to support political parties, candidates or causes.  An Employee’s support of his or her own political parties, candidates and political causes must be done on his or her own time and not use any of Glenhill’s resources such as, but not limited to, reproduction, facsimile machines, postage meters, telephones or computers.

Advisers Act rule 206(4)-5 is designed to curtail the influence of “pay to play” practices by investment advisers with respect to government entities, including all state and local governments, their agencies and instrumentalities, and all public pension plans and other collective government funds. This policy applies to political contributions to incumbents, candidates or successful candidates for elective office of a government entity if the office: (i) is directly or indirectly responsible for the hiring of Glenhill, or (ii) has the authority to appoint any person responsible for the hiring of Glenhill.

Advisers Act Rule 206(4)-5 defines a government entity as any state or political subdivision of a state, including: (a) any agency, authority, or instrumentality of the state or political subdivision; (b) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code (26 U.S.C. 414(j)), or a state general fund; (c) a plan or program of a government entity; and (d) officers, agents, or Employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

In addition, Advisers Act Rule 206(4)-5 defines contributions to include a gift, subscription, loan, advance, deposit of money or anything of value made for the purpose of influencing an election for a federal, state or local office, including any payments for debts incurred in such an election.

Pre-Clearance Requirement: Based on the above, Covered Associates of Glenhill (as such term is defined below) must notify the Chief Compliance Officer in advance of ANY AND ALL political contributions to state and local government officials (including candidates) and to state and local political parties and political action committees utilizing ComplianceELF. A sample pre-clearance form is contained in Appendix H to this Manual. It should be noted that this pre-clearance requirement also applies to contributions made to state and local government officials who decide to run for a federal office.

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Glenhill Capital Advisors, LLC

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For Internal Use Only

Under Rule 206(4)-5 of the Advisers Act a Covered Associate is: (i) any general partner, managing member or executive officer, or other individual with a similar status or function; (ii) any employee who solicits a government entity for Glenhill and any person who supervises, directly or indirectly, such employee; and (iii) any political action committee controlled by Glenhill or by any of its covered associates. For the purposes of this Manual, all Employees of Glenhill are deemed Covered Associates.

By way of background, Glenhill has instituted this preclearance process to avoid any instances in which political contributions by Glenhill (including Employees) could be considered an attempt to influence the award of an investment advisory contract by a government entity. If Glenhill is deemed to have made a political contribution to an elected official who is in a position to influence the selection of Glenhill as an investment adviser, then Glenhill may be prohibited from receiving compensation from a government entity for a period of two (2) years following the date of such political contribution. This includes both direct fee compensation (from a separately managed client) and compensation stemming from a government entity’s investment in one of Glenhill’s Funds.

Restrictions: Please note that Employees are expressly prohibited from engaging in the following political contribution activities:

1.	Asking another person or political action committee to:

a.	Make a contribution to an elected official (or candidate for the official’s position) who can influence the selection of Glenhill as an investment adviser; or

b.	Make a payment to a political party of the state or locality where Glenhill is seeking to provide investment advisory services to such state or local government.

2.	Directing or funding political contributions through third parties, such as spouses, lawyers or companies affiliated with Glenhill, if such political contributions would violate this policy if done directly by the Employee.

As evidenced by the above, the Advisers Act contains rules specifically designed to curtail “pay to play” practices. Employees should carefully review the relationship between Glenhill and political parties, candidates, and causes to identify any potential conflicts of interest prior to making political contributions. If you have any question about whether a political contribution raises a conflict of interest that may implicate Glenhill, you must discuss such contributions with the Chief Compliance Officer PRIOR to making the political contribution.

New Hires: In accordance with the “look back” provision of Advisers Act Rule 206(4)-5, upon becoming a Covered Associate (upon hire or otherwise), Employees will be required to disclose all political contributions made to: (i) state or local government officials (including candidates) as well as (ii) any payments to state or local political parties and political action committees during the 2 years prior to becoming an Employee. Employees will disclose such political contributions utilizing ComplianceELF. A sample disclosure form is contained in Appendix I to this Manual.

CHARITABLE CONTRIBUTIONS

To assure that each Employee’s individual charitable contributions do not give rise to conflicts of interest that may implicate Glenhill, each Employee should carefully review the relationship between Glenhill and the causes to identify any potential conflicts of interest prior to making such contributions.  If you believe that a contribution may give rise to a potential conflict of interest that may implicate Glenhill, please discuss such contributions in advance with the Chief Compliance Officer.

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Glenhill Capital Advisors, LLC

Confidential

For Internal Use Only

OUTSIDE BUSINESS ACTIVITIES PRE-CLEARANCE AND NOTIFICATION REQUIREMENTS

In addition to the pre-clearance and reporting requirements that may be applicable to Employees related to personal securities transactions (as set forth above), all Employees will need to seek the approval of the Chief Compliance Officer to engage in business activities outside of their employment at Glenhill. To seek pre-approval, Employees must complete and submit the applicable pre-approval form via ComplianceELF. A sample form of request is contained in Appendix D to this Manual. Employees will need to provide information about: (i) the nature of the outside business activity; (ii) the name of the organization; (iii) any compensation; and (iv) the time demands of the activities. All Employees will also be required to annually update Glenhill of their outside business activities and any relationships with “insiders” of publicly-traded companies through ComplianceELF following their initial hire date and on an annual basis thereafter. A sample Outside Activities form is contained in Appendix D to this Manual.

All regular outside activities or associations, business and non-profit, should be disclosed. Please see the Chief Compliance Officer with any questions.

OVERSIGHT OF CODE OF ETHICS

Acknowledgement/Reporting. All Employees are required to sign and acknowledge their familiarity with the provisions of this Code (and related Insider Trading Policy) by providing the Chief Compliance Officer with an executed form of acknowledgment as contained in ComplianceELF initially upon hire and on an annual basis thereafter. In addition, any situation that may involve a conflict of interest or other possible violation of this Code must be promptly reported to the Chief Compliance Officer who must report it to the senior management of Glenhill.

Review of Transactions. Each Access Person’s transactions in his/her Personal Accounts are reviewed on a regular basis and compared to transactions entered into by Advisory Clients. Any transactions that are believed to be a violation of this Code will be reported promptly to the Chief Compliance Officer who must report them to executive management of Glenhill.

Sanctions. Senior management of Glenhill, at their discretion, will consider reports made pursuant to the above requirements and upon determining that a violation of this Code has occurred, may impose such sanctions or remedial action management deems appropriate or to the extent required by law (as may be advised by outside legal counsel or other advisors). These sanctions may include, among other things, disgorgement of profits, fines, suspension or termination of employment with Glenhill, or criminal or civil penalties.

RECORDKEEPING

In addition to the records required to be maintained pursuant to Rule 204-2(a)(12) and (13) of the Advisers Act, for its Investment Company Advisory Clients, Glenhill will maintain the following records in accordance with the following requirements. They will be available for examination by representatives of the Securities and Exchange Commission and other regulatory agencies.

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(1)	A copy of this Code and any other code adopted by the Glenhill, which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place.

(2)	A record of any material Code violation and of any sanctions taken will be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

(3)	A copy of each Quarterly Transaction Report, Initial Holdings Report, and Annual Holdings Report submitted under this Code, including any information provided in lieu of any such reports made under the Code will be preserved for a period of at least five years from the end of the fiscal year in which it is made, for the first two years in an easily accessible place.

(4)	A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, or who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

(5)	A copy of each annual report required by Section E(3) of this Code must be maintained for at least five years from the end of the fiscal year in which it is made, for the first two years in any easily accessible place.

(6)	A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities acquired in an IPO or limited offering.

CONFIDENTIALITY

All reports of securities transactions and any other information filed pursuant to this Code will be treated as confidential to the extent permitted by law.

P.	ADDITIONAL REPORTING FOR INVESTMENT COMPANY ADVISORY CLIENTS

Rule 17j-1 of the Investment Company Act requires the board of an investment company, including a majority of directors who are not interested persons, to approve the Code of Ethics of each of its investment advisers and any material changes to such Code of Ethics. In connection therewith, Glenhill will provide a certification to the Board of each Investment Company Advisory Client, prior to its approval as investment adviser to such Advisory Client, that it has adopted procedures reasonably necessary to prevent Access Persons from this Code. Glenhill will provide each Investment Company Advisory Client with written notice of a material change to this Code no later than six months after adoption of the material change.

At least annually, Glenhill shall provide written reports to an Investment Company Advisory Client’s Board of Directors describing any issue(s) that arose during the previous year under the codes or procedures thereto, including any material code or procedural violations, and any resulting sanction(s). Glenhill may report to the Board more frequently as they deem necessary or appropriate and shall do so as requested by the Board. Each report must be accompanied by a Certification to the Board that Glenhill has adopted procedures reasonably necessary to prevent its Employees from violating its Code. Glenhill shall also report to the Board in writing upon any material amendment to the Code and include the Certification described above.

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